Exhibit 10.1

BROADMARK REALTY CAPITAL INC.

EXECUTIVE OFFICER ANNUAL CASH BONUS PLAN

1.	Eligibility

Executive officers of Broadmark Realty Capital Inc. (the “Company”) who are employed by the Company or a Subsidiary (as defined in the Company’s 2019 Stock Incentive Plan) on the first day of the applicable calendar year with respect to which performance is determined, for years commencing on and after January 1, 2021 (a “Plan Year”), will be eligible under this Broadmark Realty Capital Inc. Annual Cash Bonus Plan (the “Plan”) for such Plan Year, subject to the terms of the Plan. Individuals who become executive officers of the Company after the first day of such Plan Year shall be eligible under the Plan only to the extent so provided by the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Board of Directors of the Company (the “Board”). The individuals eligible to participate in the Plan are “Participants.”

2.	Administration

The Committee or the Board shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Except as required for compliance with applicable law, the Committee or the Board may delegate specific administrative staff to Company employees as appropriate for proper administration of the Plan. The Committee or the Board shall have such powers as may be necessary to discharge its duties hereunder, but not by way of limitation, the following powers and duties:

(a)	discretionary authority to adopt the opportunities, performance measures, and the relative weighting of the performance measures as contemplated by Section 3 below;

(b)	discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility and the amount, manner and time of payment of any bonuses payable hereunder;

(c)	to prescribe forms and procedures for purposes of Plan participation and distribution or deferral of Awards; and

(d)	to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

Any rule or decision by the Committee or the Board that is not inconsistent with the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

For performance for 2021 and after

3.	Range of Bonus Opportunities; Performance Measures, Performance Goals and Weightings

For each Plan Year, the Committee or the Board will establish in writing in resolutions or otherwise, for each Participant a range of annual cash bonus opportunities as percentage of annual base salary for the Plan Year, performance measures (which may include subjective assessment of an individual’s performance), specific quantitative and/or qualitative performance goals for each performance measure and the relative weighting of the performance measures. The Committee or the Board may provide different such variables for each Participant. The Committee or the Board may establish any performance goals for a performance measure as a range from a threshold level of performance before a specified minimum amount of the related component of the annual bonus is earned, up to a maximum level of performance for which a specified maximum amount of the related component of the bonus will be earned, with the actual amount of such related component of the bonus being dependent upon the level of achievement of the performance goal within the range so established. The Committee and the Board may reserve the right to adjust the performance goals after they have been established. Performance goals may include, but are not limited to, any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis, or in combinations thereof):

(a)	Adjusted Core EPS: Core Earnings less Realized Losses on Investments;

(b)	Acquisitions and divestitures (in whole or in part);

(c)	Borrowing levels, leverage ratios or credit rating;

(d)	Capital expenditures;

(e)	Cash flow, free cash flow, return on investment, net cash provided by operations, or cash flow in excess of cost of capital;

(f)	Core Earnings: as defined in the quarterly and annual Securities Exchange Commissions filings of the Company;

(g)	Earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization;

(h)	Earnings per share;

(i)	Expenses;

(j)	Growth of manager subsidiaries;

(k)	Individual performance: subjective assessment by the Committee which may include a values-based assessment that is qualitative and based upon how each Participant executes his or her role in accordance with the Company’s mission, purpose, values and goals as well as one or more of the following goals as may be applicable to the Participant’s role:

(i)	Accuracy, quality and timeliness of both public filings and Board presentation materials;

(ii)	Credit quality maintenance;

(iii)	Disciplined balance sheet management;

(iv)	Employee development;

(v)	Establishment of best-in-class loan review, approval, asset management, work-out and related policies and procedures;

(vi)	Facilitation of a high-degree of transparency and information flow throughout the Company;

(vii)	Fulfillment of staffing needs;

(viii)	Individual business objectives;

(ix)	Interpersonal skills;

(x)	Leadership development;

(xi)	Personal development;

(xii)	Project management skills;

For performance for 2021 and after

(xiii)	Successful interaction with the Board;

(xiv)	Successful cooperation with other Company executive officers to grow the Company’s loan portfolio; and

(xv)	Teamwork;

(l)	Realized Losses on Investments: the Company’s realized losses on investments, including:

(i)	Loan charge-offs net of any recoveries along with write-downs taken on loans upon the Company taking title to the underlying, and

(ii)	Losses incurred on real estate owned during the holding period and upon the sale of the real estate net of any gains on the sale of real estate owned.

(m)	Remedying control or compliance deficiencies;

(n)	Return on assets, capital or equity;

(o)	Revenue;

(p)	Sales of particular real estate, assets or services; and

(q)	Strategic performance.

4.	Payout Determination

The Committee or the Board will determine the amount of the annual cash bonus for the Plan Year earned by each Participant.

5.	Bonus Payment

The annual cash bonus will be paid, promptly following the availability of audited financial statements for the Plan Year, but in any event, not later than March 15 following the end of the Plan Year. To be eligible for an annual cash bonus for a given Plan Year, the Participant must be employed by the Company on the date the bonus is paid, unless otherwise determined by the Committee or the Board, except however, that if after the end of the Plan Year and before the date the bonus is paid and while the Participant is employed by the Company or a Subsidiary, the Participant dies, becomes subject to a “Disability” (as defined in the Company’s 2019 Stock Incentive Plan) or a “Change in Control” (as defined in the Company’s 2019 Stock Incentive Plan) occurs, the Participant will receive the bonus. Notwithstanding anything to the contrary in this Section 5, the Committee or the Board may require or permit a Participant to defer receipt of the payment of the annual cash bonus that would otherwise be payable to a Participant under the Plan. Any such deferral will be intended by the Company to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (provided, the Company shall have no liability to any Participant for any failure of compliance), and shall be subject to such rules and procedures as shall be determined by the Committee or the Board.

6.	Clawback

The right to receive and to retain an annual cash bonus will be subject to any compensation recovery policy of the Company, regardless of whether the compensation recovery policy is adopted after the bonus is earned or paid.

7.	Funding

To the extent that a person acquires a right to receive a payment under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

For performance for 2021 and after

8.	Nontransferability

Except as expressly provided by the Committee or the Board, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

9.	Withholding

The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to any payment made hereunder.

10.	Effective Date; Amendment and Termination of the Plan

The Plan is effective as of January 1, 2021. The Committee or the Board may, at any time, amend, suspend or terminate the Plan in whole or in part, including adopting amendments deemed necessary or desirable to correct any defect or supply omitted data or to reconcile any inconsistency.

11.	No Guarantee of Employment

The Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or the Participant at any time, with or without cause or notice.

12.	Applicable law

The Plan and any other agreement or documents hereunder shall be construed, administered and enforced according to the laws of the State of Delaware, without regard to principles of conflicts of law.

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